Exhibit 10.4

AMENDMENT AND WAIVER

This Amendment and Waiver (this “Amendment”), dated as of September 18, 2013, is made to the Securities Purchase Agreement, dated as of February 22, 2011, as amended by an Amendment and Waiver to Securities Purchase Agreement dated as of July 2, 2012, as amended by an Amendment and Waiver to Securities Purchase Agreement dated as of January 16, 2013 and as further amended on February 22, 2013 (the “Purchase Agreement”), between PLC Systems Inc., a Yukon Territory corporation (the “Company”) and GCP IV LLC (the “Holder”) and the Transactions Documents entered into in connection with the Purchase Agreement.  The Holder is the “Purchaser” under the Purchase Agreement.  Terms used as defined terms herein and not otherwise defined shall have the meanings provided therefor in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, the Company issued (i) at the First Closing, the 5% Senior Secured Convertible Debenture due on June 30, 2015 in the aggregate principal amount of $4,000,000 (the “2011 Debenture”) and Common Stock purchase warrants to purchase up to 40,000,000 shares of Common Stock (the “2011 Warrants”), (ii) at the Second Closing, the 5% Senior Secured Convertible Debenture due on July 2, 2015 in the aggregate principal amount of $1,000,000 (the “2012 Debenture”) and Common Stock purchase warrants to purchase up to 10,000,000 shares of Common Stock (the “2012 Warrants” and collectively with the 2011 Warrants, the “Warrants”) and (iii) at the Third Closing, the 5% Senior Secured Convertible Debenture due on  January 16, 2016 (the “2013 Debenture” and collectively with the 2011 Debenture and the 2012 Debenture, the “Debentures”).  For the purposes of clarification, the additional Common Stock purchase warrants to purchase up to 10,000,000 shares of Common Stock issued at the Second Closing (the “2012 Additional Warrants”) and Common Stock purchase warrants to purchase up to 2,500,000 shares of Common Stock (the “2013 Warrants”) issued at the Third Closing were not amended but were cancelled;

WHEREAS, the Company wishes to engage in a private offering wherein the Company will issue to certain investors (the “New Investors”) up to $2,500,000, in the aggregate, of Common Stock and Common Stock purchase warrants (the “Initial New Investment Warrants”), along with the additional issuances of shares of Common Stock and warrants to purchase shares of Common Stock (the “Additional Investment Warrants” and collectively with the Initial New Investment Warrants, the “New Investment Warrants”) pursuant to the terms and conditions of that certain Securities Purchase Agreement dated as of the date hereof and substantially in the form attached hereto as Exhibit A (the “New Investment Agreement,”  such issuance and sale, the “New Investment”).  For the avoidance of doubt, the term “New Investment” shall be deemed to include the Palladium Warrants (as defined on Schedule 3.1(g) of the New Investment Agreement) (the “Palladium Warrants”) and the Rights to Shares Letter Agreements between the Company and each of the signatories thereto, dated as of September 18, 2013 (the “New Rights Agreements”) and securities issued or issuable pursuant to such warrants or the New Rights Agreements; and

WHEREAS, the Company and the Holder wish to amend and waive certain terms and conditions of the Transaction Documents pursuant to the terms hereof;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

13.                               Waivers.

(a)                                 Waiver of Variable Rate Transactions.  Solely for the purposes of enabling the consummation of the New Investment, the Holder hereby waives the Company’s prohibition of effecting or entering into an agreement to effect any issuance by the Company of Common Stock or Common Stock Equivalents for cash consideration (or a combination of units thereof) involving a Variable Rate Transaction.

(b)                                 Waiver of Negative Covenants of the Debentures.

i.                              Solely for the purpose of issuing shares of Common Stock to Mark R. Tauscher in the event of termination of his employment pursuant to the rights set forth in that letter agreement dated as of August 16, 2013, a copy of which is attached hereto as Exhibit B (the “Tauscher Employment Amendment”), the Holder hereby waives Section 7(i) of the Debentures.

ii.                           Solely for the purpose of issuing the New Investment Warrants and the Palladium Warrants to Palladium Capital Advisors, LLC (or its designees) on the terms and conditions of such warrants, as of the date hereof, the Holder hereby waives Section 7(f) of the Debentures.

14.                               Amendments.

(a)                                 Amendment to Conversion Price.  The Holder and the Company hereby agree to reduce the Conversion Price of the Debentures to $0.06, subject to adjustment therein.  As such, Section 4(b) of the Debentures is hereby amended and restated in its entirety to read as follows:

“Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.06, subject to adjustment herein (the “Conversion Price”).”

(b)                                 Amendment to Cashless Exercise.  Section 2(c) of the 2011 Warrants and the 2012 Warrants shall be amended such that part “(A)” of the cashless exercise formula which currently reads as “0.155 (subject to adjustment for reverse and forward stock splits and the like)” is hereby amended to read “0.3705 (subject to adjustment for reverse and forward stock splits and the like.”; provided, however, that if the Initial Closing of the New Investment with gross cash proceeds of at least $1,750,000 is not consummated on or by the New Investment Closing Date, then this Section shall no longer be applicable and Section 2(c) shall remain unchanged and in full force and effect.

(c)                                  Amendment to Definition of Exempt Issuance.  The definition of Exempt Issuance shall be amended to include the shares of Common Stock issuable to the pursuant to the New Rights to Shares Letter Agreements, the Tauscher Employment Amendment and the Palladium Warrants.  As such, the definition of Exempt Issuance is amended by inserting the following new clause (f) at the end of such definition:

“and (f) shares of Common Stock issuable pursuant to the New Rights to Shares Letter Agreements, the Tauscher Employment Amendment, and the Palladium Warrants.”

(d)                                 Amendment to Schedule J to Security Agreement.  Schedule J to the Security Agreement shall be amended to include thereon the agreements listed on Schedule I attached hereto.

15.                               Deferral of Interest.  The Holder and the Company hereby agree that all interest payments due and payable pursuant to Section 2(a) of the Debentures shall continue to accrue and all such payments shall be deferred until the earliest of (i) each Debenture’s Maturity Date or (ii) such earlier date as the Debentures are repaid or required to be repaid; provided, however, upon an Event of Default, such accrued interest shall become immediately due and payable.

16.                               Consummation of New Investment.  Notwithstanding the foregoing, in the event that the Initial Closing (as defined in the New Investment Agreement) of the New Investment with gross cash proceeds of at least $1,750,000 is not consummated on or before September 18, 2013 (the “New Investment Closing Date”), (a) the waivers made in Section 1 shall no longer be applicable and in effect, (b) the amendments made in Section 2 shall no longer be applicable and in effect and (c) the deferral of interest payments of the Debentures pursuant to Section 3 shall no longer be applicable and in effect.

17.                               Additional Amendment Agreements.  Notwithstanding the foregoing, in the event that the Company has not entered into waiver and amendment agreements, on similar terms and conditions as this Agreement, with the other holders of the Debentures on or before the New Investment Closing Date (the “Additional Amendment Agreements”), the deferral of interest payments of the Debentures pursuant to Section 3 shall no longer be applicable and in effect.

18.                               Additional Company Representations.  The Company has the requisite corporate power and authority to enter into this Amendment and otherwise to carry out its obligations hereunder.  The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith.  This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.  The waivers, agreements and obligations of the Holders set forth herein shall be null and void in the event (i) the New Investment with gross cash proceeds of at least $1,750,000 is not consummated by the New Investment Closing Date and (ii) the Company has not entered into the Additional Amendment Agreements on or before the New Investment Closing Date.

19.                               Right of Participation.  The Holder hereby acknowledges that with regard to the New Investment as a Subsequent Financing, the Company is not in breach of its obligations in Section 4.12 of the Purchase Agreement, including timely delivering all required notices, and that each holder of Debentures and Warrants has been provided the right to participate in the New Investment.

20.                               Fees and Expenses.  The Company agrees to reimburse Genesis Capital Advisors LLC $7,500 for its legal fees and expenses in connection herewith.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment.

21.                               Public Disclosure.  On or before 9:30 am (New York City time) on the first Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to the Holder disclosing the material terms of the transactions contemplated hereby and attaching this Amendment as an exhibit thereto. From and after the filing of such Current Report, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Amendment.

22.                               Reference to the Purchase Agreement.  On and after the date hereof, each reference to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Purchase Agreement as amended hereby.  On and after the date hereof, each reference to “the Debentures” shall mean and be a reference to the Debentures as amended hereby.  On and after the date hereof, each reference to “the Warrants” shall mean and be a reference to the Warrants as amended hereby.  No reference to this Amendment need be made in any instrument or document at any time referring to the Purchase Agreement, the Debentures or the Warrants, and a reference to the Purchase Agreement, the Debentures or the Warrants in any such instrument or document shall be deemed to be a reference to the Purchase Agreement, the Debentures or the Warrants, all as amended hereby.

23.                               Effect on Transaction Documents.  Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement and the Transaction Documents shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.  Notwithstanding the foregoing, this Amendment shall be deemed for all purposes as an amendment to the Purchase Agreement as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of the Purchase Agreement, on the one hand, and the terms and provisions of this Amendment, on the other hand, the terms and provisions of this Amendment shall prevail.

24.                               Amendments and Waivers. The provisions of this Amendment can be amended or waived in the manner permitted under the Purchase Agreement.

25.                               Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

26.                               Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

27.                               Entire Agreement.  This Amendment contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

PLC SYSTEMS INC.

		By:	/s/ Gregory W. Mann
Name: Gregory W. Mann
Title: Chief Financial Officer

Agreed to and Accepted:

PLC MEDICAL SYSTEMS INC.

By:	/s/ Mark R. Tauscher
Name: Mark R. Tauscher
Title: President

PLC SYSTEMAS MEDICOS INTERNACIONAIS
(DEUTSCHLAND) GMBH

By:	/s/ Gregory W. Mann
Name: Gregory W. Mann
Title: Managing Director

[SIGNATURE PAGE OF HOLDER FOLLOWS]

[SIGNATURE PAGE OF HOLDERS TO PLCSF AMENDMENT]

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Schedule I

Additions to Schedule J to Security Agreement

The New Investment Agreement.

The Escrow Agreement (as defined in the New Investment Agreement).

The Palladium Warrants

The Tauscher Employment Amendment

The Rights to Shares Letter Agreements